UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 3 )

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Emperor Paper Industries Ltd.

(Exact name of Registrant as specified in its charter)

Delaware	2621	47-1376029
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)

5050 Quorum Drive, Suite 700

Dallas, TX  75254

(972) 687-9055

(Address, including Zip Code, and Telephone Number of Registrant’s Principal

Executive Offices)

Harvard Business Services, Inc.

16192 Coastal Hwy.

Lewes, DE  19958

(302) 645-7400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, for Agent for Service)

Copies to:

BRUNSON CHANDLER & JONES, PLLC

Walker Center

175 S. Main Street, 14th Floor

Salt Lake City, UT 84111

Attn:  Lance Brunson, Esq.

Telephone: (801) 303-5737

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (do not check if smaller reporting company) [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [   ]

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock issued and outstanding to be registered as part of a secondary offering by certain Selling Security Holders (as hereinafter defined) (1)	7,400,000	$0.25(2)	$1,850,000	$214.42

Newly Issued Common Stock to be registered as part of a Primary Offering (as hereinafter defined)	4,000,000	$0.25(2)	$1,000,000	$115.90
Total	11,400,000		$2,850,000	$330.32

(1)	Represents shares of common stock currently outstanding to be sold by the Selling Security Holders.

(2)

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.0001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable, and, as such, the registrant has valued the common stock, in good faith and for purposes of calculation of the registration fee. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ___, 2017

Emperor Paper Industries Ltd.

4,000,000 Shares of Common Stock being sold at $0.25 per share pursuant to the Primary Offering 7,400,000 Shares of Common Stock being offered at $0.25 per share by the Selling Security Holders

	Per Share	Sale Total
Public Offering Price	$0.25	$1,000,000
Underwriting Discounts and Commissions	$0.00	$0.00
Proceeds to Emperor Paper Industries Ltd.	$0.25	$1,000,000

The total number of shares registered in this registration statement is 11,400,000. This prospectus relates to the sale of 4,000,000 shares of common stock, par value $0.0001, of Emperor Paper Industries Ltd. (referred to herein as the “Company” or “Emperor Paper”), at a price of $0.25 per share on a best efforts basis (the “Primary Offering”). This offering terminates 24 months after commencement of this offering on ____, 2019. This is the initial offering of common stock of the Company. The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its CEO and director, Rajan Ahluwalia. The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. There is no minimum number of shares of common stock required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to continue operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 7,400,000 shares being registered by 74 Selling Security Holders (the “Secondary Offering”). The Selling Security Holders will be offering their shares of common stock at a price of $0.25 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as the OTCQB) and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or OTCQB. We do not yet have a market maker who has agreed to file such application.

We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this offering.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors‚ beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____, 2017

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “Emperor Paper,” “we,” “us,” or “our” refer to Emperor Paper Industries Ltd.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

Emperor Paper Industries Ltd., a Delaware corporation, intends to establish paper recycling facilities across the United States. We were incorporated in the State of Delaware on April 6, 2017. We are a development stage company with an accumulated deficit of $3,175 as of April 30, 2017, no current revenue-generating operations, existing facilities, products, intellectual property or other assets, and we anticipate generating losses for the next twelve months. As of April 30, 2017, we had no cash or cash equivalents, and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost. Our independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

Where You Can Find Us

Emperor Paper Industries Ltd. is located at 5050 Quorum Drive, Suite 700, Dallas, Texas, 75254. The Company’s main phone number is (972) 687-9055.

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this Prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

We have a “going concern” opinion from our independent registered public accounting firm indicating the possibility that we may not be able to continue to operate , and we may not be able to obtain financing necessary to continue operations for the next twelve months.

We anticipate generating losses for the next 12 months, we anticipate that we will need approximately $1,000,000 to continue operations for the next twelve months, there is substantial doubt that we will be able to continue operations as a going concern, and our independent registered public accounting firm included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period ended April 30, 2017. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations, or obtaining additional financing to continue operations for the next twelve months. Our business strategy may not be successful in addressing these issues, and we do not have any agreements or arrangements in place to obtain additional funds. If we cannot continue as a going concern and obtain the necessary financing to continue operations, our stockholders may lose their entire investment in us.

We have a limited operating history.

The Company was formed in April of 2017 and has only recently begun operations. The Company cannot assure at this time that it will ever operate profitably or that it will have adequate working capital to meet its obligations as they become due. Management believes that the Company’s success will depend in large part on the ability of the Company to develop a closed-loop paper recycling facility in the United States, which will take over a year to finance, design, and develop. As a result, the Company will likely incur operating losses for the foreseeable future.

Because the Company is an early-stage company with a limited operating history, it could be difficult for any investor to assess the performance of the Company or to determine whether the Company will be able to execute its projected business plan. The Company has limited financial results upon which an investor may judge its potential. As a company still in its early stage, the Company may experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by other early-stage businesses. An investor will be required to make an investment decision based solely on the Company management’s history and business plan and projected operations in light of the numerous risks, expenses and uncertainties associated with the Company’s business plan and the limited operations and financial results of the Company to date.

We cannot provide any assurance that our closed-loop recycling concept will ever gain market acceptance.

The Company’s business is speculative and dependent upon the acceptance of our closed-loop approach to waste paper recycling. The Company cannot assure that the traditional paper industry will accept its alternative approach, or that the Company will earn any revenues or profit from its closed-loop recycling concept. The Company cannot provide any assurance that it will earn any revenues or that investors will not lose their entire investment.

We may be unable to effectively implement our business model.

The Company’s business model is predicated on its ability to fully develop its closed-loop waste paper recycling concept, develop recycling facilities based on this concept, and successfully operate those facilities. The Company cannot assure that it will be able to execute its business plan or develop any recycling facilities, or that the paper industry will accept the Company’s approach to waste paper recycling. In the event that we do develop a closed-loop recycling facility, the Company’s prospective customers may resist paying the prices for our recycled paper that we plan to charge, and the Company’s business, financial condition, and results of operations would be materially and adversely affected.

We are subject to competing in highly competitive industries.

The paper industry in general and the paper recycling industry is highly competitive. There are a substantial number of traditional recyclers that compete directly and indirectly with the Company, many of which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company. New alternative competitive technology may be developed in the future which will compete with the Company’s approach to waste paper recycling, and such competition may already exist. The Company will attempt to distinguish itself from its competitors, but there can be no assurance that the Company will be able to penetrate the market. The Company believes that its closed-loop recycling approach is attractive to prospective customers in light of the recent worldwide trend to toward sustainable industry. Nevertheless, there is no assurance that the Company will compete successfully with existing or future competitors in the paper industry.

We are subject to government regulation which will increase operating costs.

The Company’s business is subject to various federal, state, and local laws affecting industrial businesses in general, and once we build a recycling facility, to numerous laws governing paper recycling. The Company’s business is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. In addition, the Company’s recycling operations, if established, will be subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in the paper recycling process. Because the public is focusing more attention on the environmental impact of the operations of manufacturing industries, these requirements may become more stringent in the future. Failure to comply with environmental laws could subject the Company to substantial liability or force the Company to change its recycling operations significantly. In addition, under some of these laws and regulations, the Company could be held financially responsible for remedial measures if its properties are contaminated, even if the Company did not cause the contamination. Failure to comply with applicable government rules or regulations could have a material adverse effect on the Company’s financial condition and business operations.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its executive officers and key employees. Given the Company’s early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Rajan Ahluwalia is devoting his full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, facility operation staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration to be paid by the Company to its management have not yet been determined, and will likely not be determined during the next fiscal year based on arm’s length negotiation. The Company may grant net profits interests to certain of its executive officers in addition to stock options, which may further dilute the shareholders’ ownership of the Company. While management believes that all consideration paid to management is fair in light of the value of the work being performed, there is no assurance that the consideration to management reflects the true market value of the services provided to the Company.

There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

The Company’s founder and CEO owns a substantial portion of the Company’s common stock.

As of September 14, 2017, the Company’s founder, CEO and director, Rajan Ahluwalia, owns approximately 31.4% of the Company’s outstanding common stock. By virtue of such stock ownership, Mr. Ahluwalia is able to exercise a considerable degree of control over the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to Mr. Ahluwalia’s significant ownership and management of the Company or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not yet been determined and may not be determined in the future pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels, but only once it has sufficient capital and operations to warrant the expense of securing such insurance coverage. The Company will also evaluate the availability and cost of business interruption insurance. However, even if the Company had that insurance coverage, should uninsured losses occur, the Company’s shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders in the future. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business, including, but not limited to, consumer lawsuits. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was initially anticipated.

The Company may incur substantial cost overruns in the development and launch of closed-loop recycling concept in the United States. Management is not obligated to contribute capital to the Company. Unanticipated costs may force the Company to obtain additional capital or financing from other sources, or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the Company’s shareholders’ investment in the Company is diminished.

The Company may be subject to liens if it is unable to pay its debts.

If the Company fails to pay for materials and services for its business on a timely basis, the Company’s assets could be subject to materialman’s and mechanic’s liens. The Company may also be subject to bank liens in the event that it defaults on loans from banks, if any.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the Bylaws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it, even if the Company raises capital from the Primary Offering. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowing or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

The Company’s Bylaws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Delaware law, provided that counsel has not advised the Company that the officer or director acted in bad faith or breached his or her duty to us or our stockholders, that the officer or director acted in bad faith, or that it is more likely than not that it will ultimately be determined that the officer or director has not met the standards of conduct which make it permissible under Delaware law for the Company to indemnify the officer or director. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

Under our Bylaws, stockholders and other persons or entities that initiate certain proceedings may be obligated to reimburse us and our officers and directors for all fees, costs and expenses incurred in connection with such proceedings if the claim is not successful.

Our Bylaws include a fee-shifting provision in Article XI for stockholder claims (the “Fee-Shifting Provision”), which states that any person or entity (the “Claiming Party”) that brings or participates in (1) a derivative action on behalf of the Company, (2) an action asserting a claim for breach of fiduciary duty, (3) an action asserting a claim against the Company pursuant to the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws, (4) and action to interpret or enforce the Certificate of Incorporation or Bylaws, or (5) an action asserting a claim governed by the internal affairs doctrine, and the Claiming Party does not obtain a judgment that substantially achieves the full remedy sought, then the Claiming Party shall reimburse the Corporation and certain officers, directors, and employees involved in the action for fees and costs incurred in connection with the action.

The Fee-Shifting Provision was adopted to eliminate or decrease nuisance and frivolous litigation. We intend to apply the Fee-Shifting Provision broadly to all actions, including U.S. federal securities law claims and claims related to this offering. The level of recovery for a Claiming Party to avoid having to reimburse the Company and any officer director, quoting the Fee-Shifting Provision, would require the plaintiff to obtain a “judgment on the merits that substantially achieves, in substance and amount, the full remedy sought by such Claiming Party.” This is a very high standard requiring the Claiming Party to prevail on virtually everything the Claiming Party asks for in its claim to avoid having to reimburse the Company.

The Fee-Shifting Provision applies to any person or entity bringing or participating in any of the identified actions asserted by or against the Company, and would include current and prior shareholders of the Company, Company service providers, and third parties. The Fee-Shifting Provision would allow the Company and any director, officer, other employee involved in the action because of a claim of breach of fiduciary duty by that director, officer or employee to recover fees and cost incurred in connection with the action. The Fee-Shifting Provision could therefore discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Our Certificate of Incorporation designates the courts of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other stockholders.

Our Certificate of Incorporation states that unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or the federal district court for the District of Delaware if no state court located in the State of Delaware has jurisdiction) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of duty owed by any director, officer or stockholder of the Company to the Company or the Company’s stockholders, or any action asserting a claim as to which the Delaware General Corporate Law confers jurisdiction on the Delaware Court of Chancery.

This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other stockholders, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We may encounter difficulties managing our growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully develop and launch a closed-loop recycling facility in the United States, as our operations grow, the simultaneous management of development of additional facilities, production at existing facilities and commercialization of our concepts to other recyclers ill become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

In addition, we may not be able to improve our management information and control systems, including our internal control over financial reporting, to a level necessary to manage our growth and we may discover deficiencies in existing systems and controls that we may not be able to remediate in an efficient or timely manner.

Our success also depends in part on our management’s expertise managing a public company, and our management has limited expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Rajan Ahluwalia, our founder, CEO and Chairman of the Board, has limited experience in management positions with public companies. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

Our founder previously managed a paper recycling company in Canada that went bankrupt.

Our founder and CEO, Mr. Ahluwalia, managed and operated Greys Paper Recycling Industries Limited Partnership (“Greys Paper”), a Canadian company focused on launching a recycling facility in Edmonton, Alberta, Canada.  Because of adverse action taken by the City of Edmonton, whereby the city noted Greys Paper in default under its lease agreement, and Greys Paper filed for bankruptcy. In January of 2016, Greys Paper was assigned into bankruptcy under the Bankruptcy and Insolvency Act of Canada (In the matter of the bankruptcy of Greys Paper Recycling Industries Limited Partnership and Greys Paper Recycling Industries Ltd., District of Alberta, Division No. 01 – Edmonton, Estate No. 24-115769), and on about June 7, 2017, a Final Statement of Receipts and Disbursements was approved by the bankruptcy trustee completing the bankruptcy action.

Since our founder, Mr. Ahluwalia, resides in Canada, Company investors may be adversely affected and find it difficult to pursue legal remedies against Mr. Ahluwalia.

Our founder, CEO and Chairman of the Board of Directors, Mr. Ahluwalia resides in Canada, and conducts Company operations from Canada.  As a result, you, as a Company investor, may have difficulty with the following:

•	Effecting service of process within the United States against Mr. Ahluwalia as our sole officer and/or as member of our Board of Directors;
•	Enforcing U.S. court judgments in the United States based on the civil liability provisions of the U.S. federal securities laws against Mr. Ahluwalia as a foreign person;
•	Enforcing U.S. court judgments in a Canadian court based on the civil liability provisions of the U.S. federal securities laws against Mr. Ahluwalia; and
•	Bringing an original action in a Canadian court to enforce liabilities based upon the U.S. federal securities laws against Mr. Ahluwalia.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We may use hazardous chemicals and radioactive and biological materials in our business and would be subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to, these materials both in the US and outside the US, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We will incur capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we will implement safety procedures for handling and disposing of these types of materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of, and human exposure to, hazardous materials. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act in the United States, can impose liability for the full amount of damages, without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we own and operate, and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations will be affected by other new environmental, health and safety laws and regulations, which may affect our recycling concepts and processes, and environmental laws could become more stringent over time, requiring us to change our operations, or resulting in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. The costs of complying with environmental, health and safety laws and regulations, and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

We may not be able to secure trademark protection for any marks we use to identify the Company and its facilities.

The Company plans to file trademark and trade name applications with the United States Patent and Trademark Office for its closed-loop recycling facilities. No assurance can be given that the Company will be successful in obtaining the trademarks it plans to seek, or that the trademarks, if obtained, will afford the Company protection or competitive advantages.

Third parties may misappropriate our novel recycling concepts, information, or trade secrets we develop despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies we develop. If proprietary technologies we develop were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to use the technologies for their own commercial gain. It is difficult to prevent misappropriation or subsequent reverse engineering. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of proprietary information and trade secrets.

We plan to rely on confidentiality agreements to protect our technical know-how and other proprietary information. Confidentiality agreements will be used, for example, when we talk to potential strategic partners. Nevertheless, there can be no guarantee that an outside party will not make an unauthorized disclosure or use of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor would make use of such information, and that our competitive position would then be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

We also plan to keep as trade secrets certain technical and proprietary information where we do not believe patent protection is appropriate, desirable or obtainable. However, trade secrets are difficult to protect. Although we plan to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, partners, former partners and other advisors may unintentionally or willfully disclose our trade secrets to competitors or otherwise use misappropriated trade secrets to compete with us. It can be expensive and time consuming to enforce a claim that a third party illegally obtained and is using our trade secrets. Furthermore, the outcome of such claims is unpredictable. In addition, courts outside the US may be less willing to or may not protect trade secrets. Moreover, our competitors may independently design around our trade secrets or develop equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights. Where a third party independently designs around our trade secrets or develops equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights, they may be able to seek patent protection for such equivalent knowledge, methods and know-how. This could prohibit us from practicing our own trade secrets we may develop.

We may receive government funding in connection with the development of recycling facilities, which could negatively affect our intellectual property rights in our recycling concepts.

We intend to apply for government grants. Some of our recycling concepts may be developed with government funding. When new technologies are developed with government funding, the government may obtain certain rights in any resulting patents or other intellectual property, including a nonexclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise “march-in” rights to use or allow third parties to use our processes and concepts. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to domestic industry. In addition, government-funded inventions must be reported to the government and government funding must be disclosed in any resulting patent applications. In addition, our rights in such inventions are subject to government license rights and foreign manufacturing restrictions. Any exercise by the government of such rights could harm our competitive position or impact our operating results.

Risks Relating To Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, par value $0.0001 per share, of which 12,752,670 shares are issued and outstanding as of September 14, 2017. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the OTC Bulletin Board (or another over-the-counter quotation board) after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock, and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in the Primary Offering will not be possible in any state until the common stock being offered in the Primary Offering is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

We have used an arbitrary offering price.

The offering price of $0.25 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations. In determining the offering price, the Company considered such factors as the prospects, if any, of similar early-stage companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering. Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective, and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary.

There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the OTC Bulletin Board (or another quotation board), our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTC Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Because the Selling Shareholders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Shareholders. Therefore, the existence of the Selling Shareholders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

Purchasers of our stock will experience dilution.

At April 30, 2017, we had a negative net tangible book value of (0.0002) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($0.25 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.058 per share. See the “Dilution” section below for a more detailed explanation.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

THE OFFERING

This prospectus relates to the sale of 4,000,000 shares of common stock, par value $0.0001, of the Company at a price of $0.25 per share on a best efforts basis. This offering terminates 24 months after commencement of this offering. This is the initial offering and Primary Offering of common stock of the Company. The Company is offering the shares on a self-underwritten “best efforts” basis directly through its CEO and director, Rajan Ahluwalia. There is no minimum number of shares of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 7,400,000 shares being registered by the Selling Security Holders of the Company. All such shares were issued to the Selling Security Holders in consideration of initial cash subscriptions in the amount of $0.001 per share.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.25 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB), and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

Percentage of Offering Shares Sold	100%	75%	50%	25%

Accounting, Audit, Transfer Agent, Edgar Agent, and Other Fees associated with becoming a publicly traded company	$26,000	$26,000	$26,000	$26,000

Equipment	$100,000	$75,000	$50,000	$5,000

Facility Development	$600,000	$450,000	$300,000	$100,000

Hiring Personnel	$200,000	$130,000	$65,000	$65,000

Working Capital	$74,000	$69,000	$59,000	$54,000

Total Use of Proceeds	$1,000,000	$750,000	$500,000	$250,000

The Company anticipates that the estimated $1,000,000 gross proceeds from the Maximum Offering will enable it to begin development of its first closed-loop recycling facility, expand its operations, and fund its other capital needs for the next fiscal year. In the event that the Maximum Offering is not completed, the Company will be required to seek additional financing as the Company needs $1,000,000 in gross proceeds to implement the first phase of its business plan and support its operations over the six months following effectiveness of the registration statement of which this Prospectus forms a part. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.25 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as the OTCQB) and thereafter at prevailing market prices or privately negotiated prices. In determining the Primary Offering price of the shares, we considered several factors including:

•

Our start-up status;

•

Prevailing market conditions, including the history and prospects for the industry in which we compete;

•

Our future prospects; and

•

Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC Bulletin Board or OTCQB. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 12,752,670 common shares since the Company’s inception on April 6, 2017, all of which are restricted shares. There are no outstanding shares of preferred stock, options, warrants, notes payable convertible into capital stock, or other securities that are convertible into shares of common stock.

Holders

We had 75 shareholders of record of our common stock as of September 14, 2017.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis and Results of Operation” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value at April 30, 2017, of approximately $0.0002 per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

The Company’s founder, Rajan Ahluwalia, acquired his shares at a cost of $0.0001 per share, and our investors in April of 2017 acquired their shares at a cost of $0.001 per share, whereas outside investors will pay a price of $0.25 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.05 per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company’s common stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	0.25	0.25	0.25	0.25
Net tangible book value per share before offering	(0.0002)	(0.0002)	(0.0002)	(0.0002)
Increase per share attributable to investors	0.0582	0.0461	0.0322	0.0164
Pro forma net tangible book value per share after offering	0.0580	0.0458	0.0320	0.0161
Dilution per share to investors	0.1920	0.2042	0.2180	0.2339

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of September 14, 2017, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The 7,400,000 shares being registered for resale by the Selling Security Holders were issued to 74 shareholders pursuant to subscription agreements dated in April of 2017, in consideration of cash payments to the Company in the amount of $0.001 per share.

The percentages below are calculated based on 12,752,670 shares of our common stock issued and outstanding as of September 14, 2017.

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding after the Offering(1)
Pamela Smith & Neil Klassen	106,670	100,000	6,670	0.04%
Shannon Funston	100,000	100,000	0	0%
Bradley Kent Furgeson	100,000	100,000	0	0%
Blair Ireland	488,000	100,000	388,000	2.32%
Rajinder Nayyer	100,000	100,000	0	0%
Clint Davis	100,000	100,000	0	0%
Suvnj Hospitality (2)	100,000	100,000	0	0%
Chad Davis	100,000	100,000	0	0%
Steven Kahtava	100,000	100,000	0	0%
Carolyn Belanger	100,000	100,000	0	0%
Keith Wilson	100,000	100,000	0	0%
Blaine Music	100,000	100,000	0	0%
Rod Lewis	100,000	100,000	0	0%
Donald Stephen Mac Isaac	100,000	100,000	0	0%
Rodger Fleming	100,000	100,000	0	0%
Brenda Fleming	100,000	100,000	0	0%
Thomas Wiles	100,000	100,000	0	0%
Donna Fleming	100,000	100,000	0	0%
Ronald Stonehouse	100,000	100,000	0	0%
Wilcon Industrial Ltd. (3)	100,000	100,000	0	0%
Brett Bodnarek	100,000	100,000	0	0%
Chris Hamelin	100,000	100,000	0	0%
Monique Hamelin	100,000	100,000	0	0%
Jake Hamelin	100,000	100,000	0	0%
Colleen Trautman	258,000	100,000	158,000	0.94%
Derick Trautman	100,000	100,000	0	0%
Lillian Druggett	100,000	100,000	0	0%
Shaun Plesuk	100,000	100,000	0	0%
Garth D. Von Hagen	100,000	100,000	0	0%

Robert Glowacki	100,000	100,000	0	0%
Janette Glowacki	100,000	100,000	0	0%
Kenneth G. McGlennon	200,000	100,000	100,000	0.60%
Walter Gerard Johnson	100,000	100,000	0	0%
Kenneth Freelend	100,000	100,000	0	0%
Katherine Freelend	100,000	100,000	0	0%
Ross Horton	100,000	100,000	0	0%
Glenn Roseboom	100,000	100,000	0	0%
Michelle Roseboom	100,000	100,000	0	0%
Shaun Russett	500,000	100,000	400,000	2.39%
Linda Soucy	100,000	100,000	0	0%
Amanda Hunt	100,000	100,000	0	0%
Elissa Purvis	100,000	100,000	0	0%
Neil Woods	100,000	100,000	0	0%
Wayne Larson	100,000	100,000	0	0%
William Hunka	100,000	100,000	0	0%
Ryan Mackenzie Hunka	100,000	100,000	0	0%
Michael William Hunka	100,000	100,000	0	0%
Ryan Smith	100,000	100,000	0	0%
Marguerite Simpson	300,000	100,000	200,000	1.20%
Colin LeBlanc	100,000	100,000	0	0%
Cory Zuk	100,000	100,000	0	0%
Violet Sheppard	100,000	100,000	0	0%
Karen L. Smith	100,000	100,000	0	0%
Barry Kurach	100,000	100,000	0	0%
Wanda Mauricio	100,000	100,000	0	0%
Glen Maines	100,000	100,000	0	0%
Blane Zuk	100,000	100,000	0	0%
Roderick McCrimmon	100,000	100,000	0	0%
Shirley Van Drunen	100,000	100,000	0	0%
Dave McCrimmon	100,000	100,000	0	0%
Zumcc Holdings Ltd. (4)	200,000	100,000	0	0.60%
Scott Vera	100,000	100,000	0	0%
Amy Wolski	100,000	100,000	0	0%

Amit Ahluwalia (5)	100,000	100,000	0	0%
Heena Jolly (6)	100,000	100,000	0	0%
Jason Lavallee	100,000	100,000	0	0%
Jennifer Lavallee	100,000	100,000	0	0%
Troy Lavallee	100,000	100,000	0	0%
Robert Pon	100,000	100,000	0	0%
Greg Druggett & Shelly Druggett	100,000	100,000	0	0%
Darlene Klassen & Pete Klassen	100,000	100,000	0	0%
Lynda Klassen	100,000	100,000	0	0%
Panagiotis Labiris	100,000	100,000	0	0%
Joy Sarazen	100,000	100,000	0	0%
Total	8,752,670	7,400,000	1,352,670	8.07%

(1) Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are sold, and no other shares of common stock are sold or issued during this offering period. Based on 12,752,670 shares of common stock issued and outstanding as of September 14, 2017, and 16,752,670 shares of common stock issued and outstanding after completion of both of the offerings.

(2) These shares are beneficially owned by Nirmal Verma, who, upon information and belief, has sole voting power over the stock held in the name of the shareholder.

(3) These shares are beneficially owned by Donna Fleming, who, upon information and belief, has sole voting power over the stock held in the name of the shareholder.

(4) These shares are beneficially owned by Dave McCrimmon, who, upon information and belief, has sole voting power over the stock held in the name of the shareholder.

(5) Amit Ahluwalia is the son of our founder, CEO and Director, Rajan Ahluwalia.

(6) Heena Jolly is the daughter of our founder, CEO and Director, Rajan Ahluwalia.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 7 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

Emperor Paper plans to develop and operate paper recycling facilities in the United States. Each anticipated facility will utilize unique equipment and processing technologies to recycle waste paper and cotton into reusable products, including recycled paper. Those paper products are then sold back to the originator of the waste paper and others for reuse. The recycling facilities are anticipated to be located near large waste paper generators, which should facilitate ease of transport, collection and redistribution.

Currently, most discarded paper waste generally ends up in landfills. For instance, in a typical city of one million inhabitants, the Company estimates that every year over four million tons of paper waste ultimately ends up in a landfill. Virtually all of this material represents an excellent raw material that can be recycled and reused. These municipalities may run out of landfill space soon. Additionally, countless acres of pristine forest as the source for new paper produced from wood pulp may be wasted when an easier recycling solution is available.

There are already strong efforts underway to use recycled paper in response to public demand, therein limiting the necessity of cutting down so many trees to supply the wood pulp needed to produce new paper. However, the Company anticipates a high demand for recycled paper fiber across the continent (and beyond) to grow as the world moves toward a green, eco-friendly use of natural resources. As such, every year, many forests continue to be destroyed so that tremendous quantities of new paper fiber can be processed at industry mills for which the Company offers an eco-friendly alternative product. The Company’s successful execution of its business plan may offer substantial environmental benefits. The Company aims to provide its recycled paper products in a cost-efficient and profitable manner through a closed-loop paper recycling operation.

“Closed-loop” recycling refers to having local businesses supply the Company with waste office paper and used white cotton clothing (i.e. bed sheets, towels from hotel, motels), and using a unique manufacturing process which converts this waste into useful paper and paper products. The recycled paper products are then resold in the local area to the very businesses providing the waste office paper and used cotton, thus “closing the loop” on the recycling process. In this manner, the Company believes itself to be uniquely situated because it can help to create permanent manufacturing jobs in local communities, use local raw material, reduce or eliminate transportation costs, and sell the recycled product locally. The Company considers a “local” market to be a geographical area of approximately 40 miles around a recycling plant usually covering a population demographic of one million people. Based on the Company’s estimates, a population of one million generally uses over 75,000 tons of paper per day , assuming 9,125,000,000 tons of paper are consumed in the U.S. each year and a U.S. population of approximately 325,735,000 (sources:  Paper Use Statistics, http://www.statisticbrain.com/paper-use-statistics; U.S. and World Population Clock, https://www.census.gov/popclock/) ..

The Company believes that the underlying economics associated with paper recycling are sufficiently strong. A modern closed-loop paper-recycling operation, which the Company plans to adopt, is not only effective in extending the lives of landfills, but the selling of recycled paper products generated by the processes involved is potentially very profitable. Large organizations use vast quantities of paper at significant cost to themselves and the environment. Once a more localized closed-loop recycling program is in place, these organizations’ waste paper can be collected and processed in an efficient facility very near to their places of operation. The organizations then receive back paper products at competitive price points that involve the same standards of quality as non-recycled paper products. A closed-loop recycling project is anticipated by the Company to change purchasing behaviors of major paper users. The paper used can be recycled locally, converted back into useful product, and returned back to the original user for reuse through the Company’s closed loop recycling plan.

The Company plans to offer unique equipment configurations and processing systems to partner with host communities and organizations across the United States to permit profitable paper recycling facilities to be established within multiple communities over a broad geographic area. The Company hopes that the resulting finished paper products from the recycled paper will be of the same quality and comparable in price relative to any competing paper brands already on the market. The Company plans to work with host sites that already feature high levels of available paper and fiber waste, and a large customer base (especially institutional and corporate) that demands quality recycled paper. The Company has received interest from multiple cities across the United States for the establishment of paper recycling facilities in their respective communities, and the Company is actively pursuing a number of such host partnership opportunities across the United States. Contacted cities and localities currently consist of the following:  Canton, Mississippi; Baltimore, Maryland; Alachua County, Florida; Gainesville, Florida; New Orleans, Louisiana; Clarksville, Texas; and Lockhart, Texas.  We have decided to focus our initial development efforts on Lockhart, Texas, have located a property for development, and are currently in negotiations with the City of Lockhart regarding potential development incentives.

Initially, the Company’s outreach mainly consisted of directly contacting the commerce and waste management divisions of various communities throughout the United States in order to better understand what these communities are currently doing in terms of paper recycling. The Company has discovered that presently many communities in the U.S. are recycling much of their waste paper, with only 35% of waste paper going to landfills; however, in this case, the term “recycling” does not mean manufacturing or converting what they have collected into the new products. These “recyclers” typically only collect the waste paper, clothing, etc., sorting the fiber sources, bailing and packaging them, and then exporting them to other countries for actual conversion into the new products. The Company plans to work with these “recyclers,” buy the material at market cost, and then use the waste fiber sources it in its plants to produce new paper products and sell it back to the community.

Although the Company has started its initial operations and developed its closed loop recycling concept and facility design plans, it has yet to build any recycling plants or engage in any recycling within a host community. To date, the Company’s focus has been on building its business plan, reaching out to potential host communities within which to locate its closed-loop recycling facilities, developing and finalizing a closed-loop recycling facility design, and laying a foundation upon which to build its business. Specifically, we have solicited design proposals and finalized initial conceptual designs for our recycling facilities, engaged an architect to prepare more detailed designs, solicited personnel for project assignments, including a paper manufacturing technologist, received a bid for the paper-making plant, entered into negotiations with potential plant and machinery suppliers, contacted several cities across the United States regarding where we should locate our initial recycling facilities, solicited various fast food companies to secure sources of waste paper to supply our facilities, solicited marketing consultants to design a PR strategy for the rollout of our facilities, located personnel to secure the necessary regulatory licenses to operate our planned recycling facilities, and interviewed other personnel to staff a Dallas, Texas, office later this year.

Results of Operations

For the Three-Months Ended July 31, 2017

We have adopted a fiscal year ending April 30th.  The following tables set forth key components of our results of operations, in dollars for the period indicated.

Three Months Ended
July 31,
2017
Statement of Operations Items-
Revenue	$-
Cost of Revenue	$-
Operating Expenses	$7,259
Net loss	$(7,259)

We have generated no revenues since our inception, and our operating expenses incurred for the three months ended July 31, 2017, are $7,259. Since commencing operations in April of 2017, we have devoted substantially all of our efforts to building our business plan, reaching out to potential host communities within which to locate its closed-loop recycling facilities, and developing and finalizing a closed-loop recycling facility design. We have a limited operating history, and the revenue and income potential of our business and market are unproven.

The following table sets forth key components of our balance sheet as of July 31, 2017, in dollars.

As of
July 31,
2017
Balance Sheets Items-
Cash	$2,163
Total current assets	$2,163
Total assets	$2,163
Related party note payable	$3,444
Current liabilities	$3,444
Total liabilities	$3,444
Total stockholders’ deficit	$(1,281)

At July 31, 2017, the Company had cash and cash equivalents of $2,163, and a working capital deficit of $1,281.

For the Period from Inception (April 6, 2017) through April 30, 2017

We have adopted a fiscal year ending April 30th.  The following tables set forth key components of our results of operations, in dollars for the periods indicated.

Year Ended
April 30,
2017
Statement of Operations Items-
Revenue	$-
Cost of Revenue	$-
Operating Expenses	$3,175
Net loss	$(3,175)

We have generated no revenues since our inception, and our operating expenses incurred from inception through April 30, 2017, are $3,175. Since commencing operations in April of 2017, we have devoted substantially all of our efforts to preparing our business plan, reaching out to potential host communities, and developing and finalizing a closed-loop recycling facility design. We have a limited operating history, and the revenue and income potential of our business and market are unproven.

The following table sets forth key components of our balance sheet as of April 30, 2017, in dollars.

As of
April 30,
2017
Balance Sheets Items-
Cash	$-
Total current assets	$-
Total assets	$-
Related party note payable	$3,175
Current liabilities	$3,175
Total liabilities	$3,175
Total stockholders’ deficit	$(3,175)

At April 30, 2017, the Company had cash and cash equivalents of $0, and a working capital deficit of $3,175.

Purchase or Sale of Equipment

We currently have no equipment.

Liquidity and Capital Resources

Our balance sheet as of July 31, 2017, reflects cash and cash equivalents of $2,163, and our cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate or expand operations to date. At July 31, 2017, we had (1) current liabilities of $3,444, and (2) a working capital deficit of $1,281.

Our balance sheet as of April 30, 2017, reflects no assets, and our cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate or expand operations to date. At April 30, 2017, we had (1) current liabilities of $3,175, and (2) a working capital deficit of $3,175.

We expect cash and cash equivalents and expected cash flows from operations to be insufficient to cover operating expenses for the next three months.  We anticipate that we will continue generating losses and, therefore, will be unable to continue operations in the future if we are unable to acquire additional capital by issuing debt or equity or entering into a strategic arrangement with a third party for funding. We initially plan on completing the Primary Offering and raising $1,000,000 of capital, which would be sufficient for us to operate for the next six months. Other potential sources of financing include private equity financing, debt financing, or other sources, which may result in the dilution in the equity ownership of our shares. Our future is dependent upon our ability to obtain financing, a successful marketing and promotion program and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.   We will require additional funds to maintain our reporting status with the SEC and remain in good standing with the State of Delaware. However, there can be no assurance that additional capital will be available to us, either through the Primary Offering, through other equity financing, or through debt financing. We currently have no agreements, arrangements or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

The Company was formed out of a desire of its founder, Mr. Ahluwalia, to offer cutting-edge, environmentally sound paper recycling facilities to recycle paper and manufacture recycled paper products across the United States. Although the Company has started its initial operations and finalized an initial facility design, it has yet to build any plants or engage in any recycling within a host community. Since our inception, we have solicited design proposals and finalized initial conceptual designs for our recycling facilities, engaged an architect to prepare more detailed designs, solicited personnel for project assignments, including a paper manufacturing technologist, received a bid for the paper-making plant, entered into negotiations with potential plant and machinery suppliers, contacted several cities across the United States regarding where we should locate our initial recycling facilities, solicited various fast food companies to secure sources of waste paper to supply our facilities, solicited marketing consultants to design a PR strategy for the rollout of our facilities, located personnel to secure the necessary regulatory licenses to operate our planned recycling facilities, and interviewed other personnel to staff a Dallas, Texas, office later this year.

The address of our principal executive office is as follows:

Emperor Paper Industries Ltd.

5050 Quorum Drive, Suite 700

Dallas, TX  75254

Our telephone number is (972) 687-9055.

Industry Overview

Every year, tremendous quantities of waste paper are generated across North America. Much of the discarded paper is presently not being recovered within recycling programs. The volume of recycling activity is increasing, as is the value of that recycling effort. The generation of waste paper is a large and ongoing phenomenon.

The Company’s management notes the following regarding US waste paper:

•

On average, a person in the United States consumes more than 700 pounds of paper every year (source:  http://www.thepaperlessproject.com/facts-about-paper-the-impact-of-consumption/).

•

Americans discard 4 million tons of office paper every year – enough to build a 12-foot high wall of paper from New York to California (source: American Forest and Paper Association, 2004, http://id2.ca/downloads/eco-design-paper-facts.pdf).

•

The US exports more waste paper than any other country (source: The Recycler's Handbook, 1990, http://id2.ca/downloads/eco-design-paper-facts.pdf).

In the recovered paper market (recovered paper is the term for paper that has been collected from user recycling bins in offices and through municipal recycling operations), the Company notes the following:

•

The US recovery rate for printing and writing paper was 60.8% in 2009 (source: AF&PA Recovery Progress Report, May 2001).

•

The US recovery rate for old newspaper and uncoated mechanical paper was 70% in 2009; approximately two-thirds of the paper material recovered for recycling in the US is used domestically (source: Fact Sheet on the Recovery of ONP and Mechanical Papers, www.paperrecycles.org.).

•

In the US, 9190 million tons of office paper were generated, and 4220 million tons were recovered in 2002 (source: Recovered Paper Statistical Highlights, 2002 edition, AF&PA).

•

Market analysis predicts that recovered paper demand will increase by 3.5% per year globally over next 15 years; the US is the biggest exporter of recovered fiber (source: Distribution Channels for Paper, Global Overview, Properties and Testing of Paper and Pulp, www.risiinfo.com).

•

National consumption rates of recycled paper in the US are 92.355 million tons every year; per capita consumption is 332 kg/year (source: Facts about Paper and Paper Waste, http://www.id2.ca/).

•

Of the recovered paper collected in the US for recycling in 2016 , 4 0% was exported to China and other nations, and less than 10% was used to produce recycled printing and writing paper .. (source: Where Recovered Paper Goes , http://www.paperrecycles.org/statistics/where-recovered-paper-goes (40% net exports, tissue 8.4%, containerboard 33.7%, and boxboard 11.8%, but only 0.4% and 5.7% used for newsprint and “other” paper, respectively, which would include printing and writing paper ).

•

Recovery of all printing and writing papers was 58.6 % in 2015 (source: Recovery of Printing-Writing Papers , http://www.paperrecycles.org/statistics/recovery-of-printing-writing-papers ).

Across North America, consumption of paper is substantial. There are strong efforts underway to use recycled paper in response to public demand. However, the Company believes there is a need for better localized solutions to the paper waste issue.

At present, there are relatively few domestic reprocessing facilities which make recycled paper, resulting a supply of recycled paper that is either not readily available in a given market or must be transported to many markets, resulting in a higher cost for the recycled paper as compared to more readily available virgin paper.  Recycled products tend to be priced higher than virgin paper, in part because of a perceived “green” premium. Also, reprocessing of paper waste by these facilities tends to rely on relatively higher cost first-generation technologies.

Market Opportunity

Competitive Advantage

The Company’s business plan is focused on utilizing post-consumer cotton clothing and used commercial office paper as the raw material feedstock for its finished paper products. The feedstock will be manufactured into high quality, high density paper sheets of various specifications and thicknesses. These products will then be marketed and sold to local customers participating in the “closed-loop” recycling process adopted and promoted by the Company.

The Company will be pioneering the concept of “closed-loop” recycling of paper. In traditional open-loop (open market) paper recycling, recycled paper manufacturers buy from any source and sell to any customer, generally incurring significant transportation costs and the associated environmental burdens. In closed-loop paper recycling, however, the original producer of the used paper buys the new recycled paper made locally from its own used paper. Natural resources are used, recycled and then used again with little or no loss of material (and minimized transportation costs: hence, a “closed-loop” process.

Additionally, our facility design plans center on an energy-efficient “monolithic dome” with an area of 50,000 sq. ft., featuring R-60 insulation, a catch basin for rainwater and melted snow (to supply the pulp bath and boiler), and passive solar tubes for daytime lighting (see conceptual rendering below).

We believe our visionary approach can be replicated in municipalities across the United States, and we believe our approach will be attractive as (1) it is focused on a localized “closed loop” system and will appeal to advocates of “buy local” campaigns, (2) it is environmentally friendly as our facilities will utilize solar energy and rain catchment systems, and our recycling process will use no chemicals and a small fraction of the water used by traditional paper mills, and (3) it should be economically viable as the price points for our recycled paper products should be competitive to comparable virgin paper products.

Growth Strategy

The Company plans to grow through sales and marketing efforts that build partnerships with host communities and organizations for which its solutions are applicable.

The Company hopes to leverage its first successful closed loop recycling facility into a marketable template for other communities through the US and thereby become a leader in America’s paper recycling industry. The Company’s anticipates its processing facilities will enable it to maintain large operational volumes while achieving necessary efficiencies. By so doing, the Company hopes to establish synergies and generate significant revenues, cash flows and profits from a network of plants across the nation.

As the Company develops its facilities, the Company would expect to gradually expand its workforce, including the recruitment of key management and administrative specialists to lead key initiatives. For instance, once the Company expands its operational capabilities, it expects its appetite for paper waste feedstock will expand, and a dedicated marketing and sales professional is likely to be required to seek out and establish collaborative arrangements with large-scale paper fiber waste generators (corporations, large institutions, etc.) to gain ready access to these materials. Other possible new positions within the Company will likely involve technical specialists to develop and maintain the Company’s anticipated arsenal of high-tech processing equipment.

Over time, the Company aims to become better positioned to consider expansion into other recycling markets, both in terms of new processing capabilities as well as new geographic territories served. Essentially, any area with a population of 50,000 or more could be able to support one of the Company’s recycling plants. Each new facility would establish a potentially viable business opportunity and increase employment in that location, while at the same time helping to protect the local environment.

Each of our new facilities are targeted to produce 1,200 tons of recycled paper end-product per month. This volume of output requires a steady inflow of comparable volumes of waste paper fiber from the local host community. In general terms, each of these communities is presently throwing away twice this tonnage of perfectly useable paper fiber within their local landfills.

Along the way, the Company hopes to work collaboratively with government, environmental advocacy groups, industry players, and others sharing the “green” vision so as to develop better policies, programs, and procedures to enhance the environment.

Competition

The Company faces strong competition from existing paper recycling companies and paper suppliers. Various paper supplies with recycled content ranging from 0 % to 100% are available in most local marketplaces. Some of the best-known recycled paper producers and established competition include, but are not limited to, the following: Capital Paper Recycling Ltd., Boise, Inc., Cascades Fine Paper, Kimberly-Clark Corporation and Strathcona Paper LP. However, many of the established paper companies typically do not provide a true recycled paper product. Management believes that m ost of the paper mills across North America are still using less than 100% recycled paper and paperboard in their recycled paper product lines.

It is also important to note that the recycled paper appearing on most store shelves today tends to be sold at premium rates. This reason is a major factor behind many organizations choosing not to use recycled paper, even though they would like to be able to employ it. Keeping this fact in mind, the Company is designing its recycling facility internal systems and efficiencies to produce recycled paper products at price points comparable to regular new paper. Moreover, there are many paper mills around the world producing writing paper using wood pulp. Their cost of paper largely depends on the cost of wood pulp, which is a traded commodity in the international market. On the other hand, the Company intends to use waste paper and used cotton clothes as its source material, which are not traded commodities.

The Company expects to be able to consistently price its products lower than its competition; therefore, setting itself apart from competition at least on that basis. Furthermore, at present, no singular recycled paper product brand or manufacturer dominates any local landscape. There is no particular name or brand that comes to consumer’s minds when they think of recycled office supplies. The Company also expects that many organizations and communities would benefit from the green-friendly footprint of using the Company’s anticipated recycled paper product, which we anticipate will show a very high level of recycling and environmental and economic efficiency.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We do not have any patent rights or trademarks. We have not entered into any license or franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.

Governmental Regulations

Due to the Company’s operations within the paper management and recycling industry, the activities and operations of the Company could be or could become subject to environmental regulations, license restrictions and other government requirements. To the extent that such regulations exist and become known to the Company, the Company intends to comply with applicable requirements in order to build and operate its business.

Employees

The Company currently has one employee, its CEO and director, Mr. Ahluwalia , who currently devotes approximately 30 hours per week to the operation of the Company and anticipates devoting his full-time to the Company once ground is broken on the Company’s initial recycling facility ..

DESCRIPTION OF PROPERTY

Currently, the Company has no property of its own, other than a virtual office located at 5050 Quorum Drive, Suite 700, Dallas, Texas, 75254, with the virtual office providing the Company address and communications services only.  The Company plans to operate its business remotely until it has sufficient capital to lease office space to manage its operations.  The Company’s operations are currently managed by its CEO and director from 7556 Wagner Road, Edmonton, Alberta, Canada, T6E5B2, but the Company’s anticipates transitioning operations to an office in Dallas, Texas, during the Fall of 2017.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current Directors and executive officers.

Name and Business Address	Age	Position

Rajan Ahluwalia	59	CEO, President, Secretary, Treasurer & Director

Sean Bryant	47	Director

Rajan Ahluwalia brings almost 30 years’ experience in the recycling field to the Company, and has B.Sc degree from Bombay University in India.  Of particular note, Mr. Ahluwalia has both set up and headed recycling projects in India and Dubai. He immigrated to Canada in 2006 and came with the vision of advancing this innovative technology in Alberta. His business interests over the years have taken him to over 50 different countries in the world. From 2007 to 2016, Mr. Ahluwalia managed and operated Greys Paper Recycling Industries Limited Partnership (“Greys Paper”), a Canadian company focused on launching a recycling facility in Edmonton, Alberta, Canada, and he incorporated a Delaware corporation, Greys Corporation, to pursue similar activities here in the United States in May of 2014. Mr. Ahluwalia was CEO and director of Greys Corporation.  Greys Corporation and Greys Paper ceased operations in 2016 as a result of adverse action taken by the City of Edmonton, whereby the city noted Greys Paper in default under its lease agreement, and Greys Paper filed for bankruptcy as a result. Following the bankruptcy in 2016, Mr. Ahluwalia founded Ahluwalia Fresh Farms, a vertical microgreen hydroponics farming operation based in Canada, and Mr. Ahluwalia is still involved in its management and operation. We believe that Mr. Ahluwalia’s extensive experience in the recycling industry make him a valuable member of our Board of Directors.

Sean Bryant is an experienced financial professional and practicing accountant.  Mr. Bryant joined NOW CFO, an accounting firm providing expertise in finance and CFO functions to other companies, in 2012 and is a Partner in the Los Angeles, California office. Sean works with a myriad of different industries including apparel, online digital marketing, transportation, retail, direct sales, manufacturing, non-profit and securities work for SEC registrants.  Prior to working at NOW CFO, Sean worked in internal audit, public accounting (audit), and was a controller/CFO for an oil and gas transportation and waste disposal company. Sean attended Utah State University in Logan, Utah, and obtained a Bachelor of Science in Accounting, then attended Weber State University in Ogden, Utah and obtained a Master of Accounting.  We believe Sean’s extensive financial and public company experience make him a valuable member of our Board of Directors.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal independent certifying accounting firm is as follows:

Pritchett, Siler & Hardy, P.C.

Certified Public Accountants

1438 North Highway 89

Suite 130

Farmington, UT  84025

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

Other than as disclosed below, none of our officers and/or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Mr. Ahluwalia managed and operated Greys Paper Recycling Industries Limited Partnership (“Greys Paper”), a Canadian company focused on launching a recycling facility in Edmonton, Alberta, Canada.  Because of adverse action taken by the City of Edmonton, whereby the city noted Greys Paper in default under its lease agreement, and Greys Paper filed for bankruptcy.  In January of 2016, Greys Paper was assigned into bankruptcy under the Bankruptcy and Insolvency Act of Canada (In the matter of the bankruptcy of Greys Paper Recycling Industries Limited Partnership and Greys Paper Recycling Industries Ltd., District of Alberta, Division No. 01 – Edmonton, Estate No. 24-115769), and on about June 7, 2017, a Final Statement of Receipts and Disbursements was approved by the bankruptcy trustee completing the bankruptcy action.

Compliance with Section 16(a) Of the Exchange Act

Upon the effectiveness of this Registration Statement, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our company for the fiscal year ended April 30, 2017:

SUMMARY COMPENSATION TABLE

	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
Rajan Ahluwalia CEO & Director	2017	-	-	-	-	-	-	-

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans. No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Other than as disclosed in the compensation table above, our directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment arrangements or agreements, or other contracts with our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of September 14, 2017, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 12,752,670 shares of our common stock issued and outstanding as of September 14, 2017. We do not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed below is care of Emperor Paper Industries Ltd., 5050 Quorum Drive, Suite 700, Dallas, Texas, 75254.

Name of Beneficial Owner	Title of Class	Amount and Nature of Ownership	Percent of Class
Rajan Ahluwalia (1)	Common	4,000,000 Shares	31.4%
Sean Bryant (2)	Common	0 Shares	0%
All Officers and Directors	Common	4,000,000 Shares	31.4%

(1) Officer and Director.

(2) Director.

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our officer and director, Rajan Ahluwalia, who may be considered an underwriter as that term is defined in Section 2(a)(11) of the Securities Act. Mr. Ahluwalia will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Mr. Ahluwalia intends to sell the shares being registered according to the following plan of distribution:

•	Shares will be offered to friends, family, and business associates of Mr. Ahluwalia.

Mr. Ahluwalia will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a)(4)(ii), he must be in compliance with all of the following:

•	he must not be subject to a statutory disqualification;
•	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	he must not be an associated person of a broker-dealer;
•

he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•

he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Ahluwalia will comply with the guidelines enumerated in Rule 3a4-1(a)(4)(ii). Neither Mr. Ahluwalia, nor any of his affiliates, will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•

prospectus, with subscription agreement, is delivered by the Company to each offeree;

•

the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;

•

each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•

once approved by counsel, the subscription is accepted by Mr. Ahluwalia, and the funds deposited into an account labeled: Emperor Paper Industries Ltd. within four (4) days of acceptance;

•

subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following:

Emperor Paper Industries Ltd.

_____________________________

_____________________________

_____________________________

_____________________________

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at a fixed price of $0.25 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this prospectus is declared effective by the Commission;

•

broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. For more information, see the section titled “Rule 144” herein.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares.

All sales by the Company to the public through the direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 7, 2017, we issued 4,000,000 shares of common stock to Rajan Ahluwalia, our CEO and director, in consideration of founding capital contributed by Mr. Ahluwalia in the amount of $400, at par value, or $0.0001 per share.

Mr. Ahluwalia and Emperor Argo Paper Ltd., an entity controlled by Mr. Ahluwalia, advanced money to the Company in the amount of $3,175.  The note payable is due upon demand at 0% interest.

Other than the transactions described above, none of the following parties has, since the date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-	The officers and directors;
-	Any person proposed as a nominee for election as a director;
-	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
-	Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this Prospectus is a part.

Common Stock

We are authorized to issue 150,000,000 shares of common stock, par value $0.0001, of which 12,752,670 shares are issued and outstanding as of September 14, 2017. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or Bylaws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are currently authorized to issue 25,000,000 shares of preferred stock, par value $0.0001, of which 0 shares are issued and outstanding as of September 14, 2017. We have, however, designated 2,000,000 shares of preferred stock as “Series A Super Voting Preferred Stock,” which series of preferred stock has no liquidation or dividend preference to our common stock, but which series does have super majority voting rights as compared to our common stock.  Each share of Series A Super Voting Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.  Each share of Series A Super Voting Preferred Stock is convertible into 1 share of Company common stock at the discretion of the holder thereof.

Additionally, our Certificate of Incorporation authorizes our Board of Directors to designate the rights and preferences of each series of preferred stock of the Company without action by our stockholders, and then to issue shares of preferred stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock.

Security Holders

As of September 14, 2017, there were 12,752,670 shares of common stock issued and outstanding, which were held by 75 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged Island Stock Transfer, LLC, as transfer agent to serve as agent for shares of our common stock. Our transfer agent’s contact information is as follows:

Island Stock Transfer, LLC

15500 Roosevelt Blvd.

Clearwater, FL 33760

Tel: (212)-828-8436

www.islandstocktransfer.com

Admission to Quotation on the Over-The-Counter Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the Over-The-Counter Bulletin Board or another quotation board (such as OTC Markets). However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the Over-The-Counter Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The Over-The-Counter Bulletin Board differs from national and regional stock exchanges in that it

(1)	is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the Over-The-Counter Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the Over-The-Counter Bulletin Board our securities will trade on the Over-The-Counter Bulletin Board. We may not now or ever qualify for quotation on the Over-The-Counter Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 12,752,670 shares of our common stock. Of these shares, all of the 4,000,000 and 7,400,000 shares to be registered in this offering (in both the Primary Offering and Secondary Offering) will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 1,352,670 shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-

1% of the number of shares of our common stock then outstanding, which would equal approximately 167,527 shares, based on the number of shares of our common stock outstanding as of September 14, 2017 (12,752,670), and assuming the 4,000,000 shares being registered in the Primary Offering are sold; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of Emperor Paper Industries Ltd. as of April 30, 2017, and for the year then ended, have been included herein in reliance on the report of Pritchett, Siler & Hardy, P.C., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock to be registered on Form S-1 is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Pritchett, Siler & Hardy, P.C. is our independent registered public accounting firm. There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

Emperor Paper Industries Ltd.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _____, 2017

EMPEROR PAPER INDUSTRIES LTD.

Report of Independent Registered Public Accounting Firm and

Audited Financial Statements

As of April 30, 2017, and for the period from

April 6, 2017 (inception) through April 30, 2017

and

Unaudited Financial Statements

As of July 31, 2017, and for the three months ended July 31, 2017

EMPEROR PAPER INDUSTRIES LTD.

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 N. HIGHWAY 89 STE. 130

FARMINGTON, UTAH  84025

_______________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Emperor Paper Industries Ltd.

Edmonton, AB, Canada

We have audited the accompanying balance sheet of Emperor Paper Industries Ltd. as of April 30, 2017 and the related statement of operations, stockholders’ deficit and cash flows for the period from April 6, 2017 (inception) to April 30, 2017. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emperor Paper Industries Ltd. as of April 30, 2017 and the results of its operations and cash flows for the period from April 6, 2017 (inception) to April 30, 2017 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered losses and has no operations which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pritchett, Siler & Hardy, P.C.

Farmington, Utah

July 6, 2017

EMPEROR PAPER INDUSTRIES LTD.
BALANCE SHEET

April 30, 2017

ASSETS
Current assets
Cash & cash equivalents	$ -
Total Current Assets	-

Total assets	$ -

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Related party note payable	$ 3,175

Current liabilities	3,175

Stockholders' deficit
Preferred stock, $0.0001 par value, 25,000,000 shares
authorized; none outstanding	-
Common stock; $0.0001 par value, 150,000,000 shares
authorized; 12,752,670 shares issued and outstanding	1,275
Stock subscription receivable	(9,153)
Additional paid - in capital	7,877
Accumulated deficit	(3,175)

Total stockholders' deficit	(3,175)
Total liabilities and stockholders' deficit	$ -

The accompanying notes are an integral part of these financial statements.

EMPEROR PAPER INDUSTRIES LTD.
STATEMENT OF OPERATIONS

For the period from April 6, 2017 (inception) to April 30, 2017

Revenue	$ -

Cost of revenue	-
Gross profit	-

Operating expenses	3,175
Operating loss	(3,175)

Net loss before income taxes	(3,175)
Income tax expense	-
Net loss	$ (3,175)

Loss per share - basic and diluted	$ (0.03)

Weighted average shares - basic and diluted	107,532

The accompanying notes are an integral part of these financial statements.

EMPEROR PAPERS INDUSTRIES LTD.
STATEMENT OF STOCKHOLDERS' DEFICIT

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance, April 6, 2017 (inception)	-	$ -	-	$ -	$ -	$ -	$ -	$ -
Stock issued for cash	-	-	12,752,670	1,275	-	7,877	-	9,153
Subscription receivable	-	-	-	-	(9,153)	-	-	(9,153)
Net Loss	-	-					(3,175)	(3,175)
Balance, April 30, 2017	-	$ -	12,752,670	$ 1,275	$ (9,153)	$ 7,877	$ (3,175)	$ (3,175)

The accompanying notes are an integral part of these financial statements.

EMPEROR PAPER INDUSTRIES LTD.
STATEMENT OF CASH FLOWS

For the period from April 6, 2017 (inception) to April 30, 2017
OPERATING ACTIVITIES
Net loss	$ (3,175)
Changes in Operating Assets and Liabilities
Related party note payable	3,175
Net Cash Flows provided operating activities	-

FINANCING ACTIVITIES
Proceeds from issuance of common stock	-
Stock subscriptions receivable	-
Net Cash Flows provided financing activities	-

Net increase in cash & cash equivalents	-
Cash & cash equivalents, beginning of period	-

Cash & cash equivalents, end of period	$ -

Supplemental cash flow information:
Income tax paid	$ -
Interest paid	$ -

NON CASH FINANCING ACTIVITIES:
Stock subscriptions receivable	$ 9,153

The accompanying notes are an integral part of these condensed financial statements.

EMPEROR PAPER INDUSTRIES LTD.

Notes to Financial Statements

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Emperor Paper Industries Ltd. ("Emperor Paper" or "the Company") was incorporated on April 6, 2017, under the laws of the State of Delaware. The Company's operations to date include issuing shares to its original shareholders, launching the Company’s business plan, and assigning new members to our Board of Directors including a Chairman of the Board. The Company will be engaged in manufacturing 100 percent recycled paper using office waste paper, used coffee cups and used white cotton clothing.  The Company is in the process of setting up paper manufacturing plants in the United States.

Basis of Presentation

The accompanying balance sheet as of April 6, 2017, which has been derived from the Company's financial statements as of that date, and the financial information of the Company for the period from April 6, 2017 (Inception) to April 30, 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). In the opinion of management, such financial information includes all adjustments considered necessary for a fair presentation of the Company's financial position at such date and the operating results and cash flows for such periods. Operating results for the period from April 6, 2017 (inception) to April 30, 2017 are not necessarily indicative of the results that may be expected for the entire year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The cash and cash equivalents were $0 as of April 30, 2017.

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of April 30, 2017.

INCOME TAXES

Under ASC 740, "Income Taxes," deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of April 30, 2017, there were no deferred taxes due to the uncertainty of the realization of net operating loss or carry forward prior to expiration.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") No. 605, Revenue Recognition. In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of April 30, 2017, there were no outstanding dilutive securities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

On February 25, 2016, FASB issued ASU-2016-02-Leases.The amendments in this Update create Topic 842, Leases, and supersede the leases requirements in Topic 840, Leases. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management has determined that the impact of adopting this ASU is immaterial.

On June 12, 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-10—Technical Corrections and Improvements. The amendments in this Update cover a wide range of Topics in the Codification. The amendments in this Update represent changes to make minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2014-240—Technical Corrections and Improvements, which has been deleted. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. Management has determined that the impact of adopting this ASU is immaterial.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 - GOING CONCERN

The Company has not yet generated any revenue since inception to date and has sustained net losses of $3,175 for the period from April 6, 2017 (inception) to April 30, 2017. The Company had an accumulated deficit of $3,175 as of April 30, 2017. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing from its members or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company's ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In order to maintain its current level of operations, the Company will require additional working capital from either cash flow from operations or from the sale of its equity. However, the Company currently has no commitments from any third parties for the purchase of its equity. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations.

NOTE 4 - LOANS FROM RELATED PARTIES

The Company’s CEO and director, Mr. Ahluwalia, and Emperor Argo Paper Ltd., an entity controlled by Mr. Ahluwalia, advanced money to the Company in the amount of $3,175.  The note payable is due upon demand at 0% interest.

NOTE 5 - STOCKHOLDERS' EQUITY

During the period ended April 30, 2017, the Company issued 12,752,670 common shares for $9,153 in stock subscriptions receivable.

The Company is authorized to issue 150,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of April 30, 2017, 12,752,670 shares of common stock and no shares of preferred stock were issued and outstanding.

NOTE 6 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date at which the financial statements were available to be issued, and has determined that there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events”.

On May 9, 2017, the Company received $7,895 as payment towards its outstanding subscription receivable.

On May 23, 2017, the Company received $300 as payment towards it outstanding subscription receivable.

On June 12, 2017, the Company received $958 as payment towards it outstanding subscription receivable.

EMPEROR PAPER INDUSTRIES LTD.
BALANCE SHEETS

	July 31, 2017	April 30, 2017
	(unaudited)

ASSETS
Current assets
Cash & cash equivalents	$ 2,163	$ -
Total Current Assets	2,163	-

Total assets	$ 2,163	$ -

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Related party note payable	$ 3,444	$ 3,175

Current liabilities	3,444	3,175

Stockholders' deficit
Preferred stock, $0.0001 par value, 25,000,000 shares
authorized; none outstanding	-	-
Common stock; $0.0001 par value, 150,000,000 shares
authorized; 12,752,670 shares issued and outstanding	1,275	1,275
Stock subscription receivable	-	(9,153)
Additional paid - in capital	7,877	7,877
Accumulated deficit	(10,434)	(3,175)

Total stockholders' deficit	(1,281)	(3,175)
Total liabilities and stockholders' deficit	$ 2,163	$ -

The accompanying notes are an integral part of these financial statements.

EMPEROR PAPER INDUSTRIES LTD.
STATEMENT OF OPERATIONS

For the Three Months Ended July 31, 2017
(unaudited)

Revenue	$ -

Cost of revenue	-
Gross profit	-

Operating expenses	7,259
Operating loss	(7,259)

Net loss before income taxes	(7,259)
Income tax expense	-
Net loss	$ (7,259)

Loss per share - basic and diluted	$ (0.07)

Weighted average shares - basic and diluted	107,532

The accompanying notes are an integral part of these financial statements.

EMPEROR PAPER INDUSTRIES LTD.
STATEMENT OF CASH FLOWS

For the Three Months Ended July 31, 2017
(unaudited)
OPERATING ACTIVITIES
Net loss	$ (7,259)
Changes in Operating Assets and Liabilities
Related party note payable	269
Net Cash Flows provided operating activities	(6,990)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	9,153
Stock subscriptions receivable	-
Net Cash Flows provided financing activities	9,153

Net increase in cash & cash equivalents	2,163
Cash & cash equivalents, beginning of period	-

Cash & cash equivalents, end of period	$ 2,163

Supplemental cash flow information:
Income tax paid	$ -
Interest paid	$ -

NON CASH FINANCING ACTIVITIES:
Stock subscriptions receivable	$ -

The accompanying notes are an integral part of these condensed financial statements.

EMPEROR PAPER INDUSTRIES LTD.

Notes to Financial Statements

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Emperor Paper Industries Ltd. ("Emperor Paper" or "the Company") was incorporated on April 6, 2017, under the laws of the State of Delaware. The Company's operations to date include issuing shares to its original shareholders, launching the Company’s business plan, and assigning new members to our Board of Directors including a Chairman of the Board. The Company will be engaged in manufacturing 100 percent recycled paper using office waste paper, used coffee cups and used white cotton clothing.  The Company is in the process of setting up paper manufacturing plants in the States of Kansas, Florida and Texas.

Basis of Presentation

The accompanying balance sheet as of July 31, 2017, which has been derived from the Company's financial statements as of that date, and the financial information of the Company for the period from 3-months ended July 31, 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). In the opinion of management, such financial information includes all adjustments considered necessary for a fair presentation of the Company's financial position at such date and the operating results and cash flows for such periods. Operating results for the period 3-months ended July 31, 2017 are not necessarily indicative of the results that may be expected for the entire year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The cash and cash equivalents were $2,163 as of July 31, 2017.

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of July 31, 2017.

INCOME TAXES

Under ASC 740, "Income Taxes," deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of July 31, 2017, there were no deferred taxes due to the uncertainty of the realization of net operating loss or carry forward prior to expiration.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") No. 605, Revenue Recognition. In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of July 31, 2017, there were no outstanding dilutive securities.

RECENT ACCOUNTING PRONOUNCEMENTS

On February 25, 2016, FASB issued ASU-2016-02-Leases.The amendments in this Update create Topic 842, Leases, and supersede the leases requirements in Topic 840, Leases. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management has determined that the impact of adopting this ASU is immaterial.

On June 12, 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-10— Technical Corrections and Improvements .. The amendments in this Update cover a wide range of Topics in the Codification. The amendments in this Update represent changes to make minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2014-240—Technical Corrections and Improvements, which has been deleted. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. Management has determined that the impact of adopting this ASU is immaterial.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 - GOING CONCERN

The Company has not yet generated any revenue since inception to date and has sustained net losses of $10,434 for the period from April 6, 2017 (inception) to July 31, 2017. The Company had an accumulated deficit of $10,434 as of July 31, 2017. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing from its members or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company's ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In order to maintain its current level of operations, the Company will require additional working capital from either cash flow from operations or from the sale of its equity. However, the Company currently has no commitments from any third parties for the purchase of its equity. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations.

NOTE 4 - LOANS FROM RELATED PARTIES

Emperor Argo Paper Ltd., and the Company’s CEO advanced money to Emperor Paper in the amount of $3,444.  Terms of the note were due upon demand at 0% interest.

NOTE 5 - STOCKHOLDERS' EQUITY

During the period from April 6, 2017 (inception) to July 31, 2017, the Company issued 12,752,670 common shares for $9,153 in cash proceeds.  During the 3-months ended July 31, 2017, the Company received $9,153 for stock subscriptions receivable.  No shares were issued during the period ended July 31, 2017.

The Company is authorized to issue 150,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of July 31, 2017, 12,752,670 shares of common stock and no shares of preferred stock were issued and outstanding.

NOTE 6 - LEASE

The Company entered into an online virtual office agreement (“Lease”) with Regus as of June 7, 2017 for office space in Dallas Texas. The Lease has a term of 12 months, and is subject to renewal options. The monthly rent starts at $149.

NOTE 7 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date at which the financial statements were available to be issued, and has determined that there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events”.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$$330.32
Transfer/Edgar Agent Fees	5,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees	10,000.00
Total	$25,330.32

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 9 of the Company’s Certificate of Incorporation provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Article 9 of the Company’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

Once capital for such insurance is available, the Company expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments that may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

Since inception, April 6, 2017, we have issued the following unregistered securities in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, as the gross offering amount was less than $1,000,000, there was no general solicitation, and the transactions did not involve a public offering.

On April 7, 2017, we issued 4,000,000 shares of common stock to Rajan Ahluwalia, our CEO and director, in consideration of founding capital contributed by Mr. Ahluwalia in the amount of $400, at par value, or $0.0001 per share.

On or about April 10, 2017, we issued 100,000 shares of common stock to Darlene Klassen and Pete Klassen in consideration of a cash payment of $100.

On or about April 11, 2017, we issued 100,000 shares of common stock to Lynda Klassen in consideration of a cash payment of $100.

On or about April 12, 2017, we issued 106,670 shares of common stock to Pamela Smith and Neil Klassen in consideration of a cash payment of $106.67.

On or about April 13, 2017, we issued 100,000 shares of common stock to Shannon Funston in consideration of a cash payment of $100.

On or about April 18, 2017, we issued 488,000 shares of common stock to Blair Ireland in consideration of a cash payment of $488.

On or about April 18, 2017, we issued 100,000 shares of common stock to Greg Druggett and Shelly Druggett in consideration of a cash payment of $100.

On or about April 19, 2017, we issued 100,000 shares of common stock to Bradley Furgeson in consideration of a cash payment of $100.

On or about April 19, 2017, we issued 100,000 shares of common stock to Rajinder Nayyer in consideration of a cash payment of $100.

On or about April 19, 2017, we issued 100,000 shares of common stock to Clint Davis in consideration of a cash payment of $100.

On or about April 19, 2017, we issued 100,000 shares of common stock to Suvnj Hospitality in consideration of a cash payment of $100.

On or about April 19, 2017, we issued 100,000 shares of common stock to Chad Davis in consideration of a cash payment of $100.

On or about April 19, 2017, we issued 100,000 shares of common stock to Robert Pon in consideration of a cash payment of $100.

On or about April 20, 2017, we issued 100,000 shares of common stock to Steven Kahtava in consideration of a cash payment of $100.

On or about April 20, 2017, we issued 100,000 shares of common stock to Keith Wilson in consideration of a cash payment of $100.

On or about April 21, 2017, we issued 100,000 shares of common stock to Blaine Music in consideration of a cash payment of $100.

On or about April 21, 2017, we issued 100,000 shares of common stock to Rod Lewis in consideration of a cash payment of $100.

On or about April 24, 2017, we issued 100,000 shares of common stock to Donald Stephen Mac Isaac in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Rodger Fleming in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Brenda Fleming in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Thomas Wiles in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Donald Fleming in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Ronald Stonehouse in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Wilcon Industrial Ltd. in consideration of a cash payment of $100.

On or about April 25, 2017, we issued 100,000 shares of common stock to Brett Bodnarek in consideration of a cash payment of $100.

On or about April 26, 2017, we issued 100,000 shares of common stock to Chris Hamelin in consideration of a cash payment of $100.

On or about April 26, 2017, we issued 100,000 shares of common stock to Monique Hamelin in consideration of a cash payment of $100.

On or about April 26, 2017, we issued 100,000 shares of common stock to Jake Hamelin in consideration of a cash payment of $100.

On or about April 26, 2017, we issued 258,000 shares of common stock to Colleen Trautman in consideration of a cash payment of $258.

On or about April 26, 2017, we issued 100,000 shares of common stock to Derek Trautman in consideration of a cash payment of $100.

On or about April 26, 2017, we issued 100,000 shares of common stock to Lillian Druggett in consideration of a cash payment of $100.

On or about April 27, 2017, we issued 100,000 shares of common stock to Shaun Plesuk in consideration of a cash payment of $100.

On or about April 27, 2017, we issued 100,000 shares of common stock to Garth D. Von Hagen in consideration of a cash payment of $100.

On or about April 27, 2017, we issued 100,000 shares of common stock to Robert Glowacki in consideration of a cash payment of $100.

On or about April 27, 2017, we issued 100,000 shares of common stock to Janette Glowacki in consideration of a cash payment of $100.

On or about April 27, 2017, we issued 200,000 shares of common stock to Kenneth G. McGlennon in consideration of a cash payment of $200.

On or about April 28, 2017, we issued 100,000 shares of common stock to Carolyn Belanger in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Walter Gerard Johnson in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Kenneth Freelend in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Katherine Freelend in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Ross Horton in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Glenn Roseboom in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Michelle Roseboom in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 500,000 shares of common stock to Shaun Russett in consideration of a cash payment of $500.

On or about April 28, 2017, we issued 100,000 shares of common stock to Linda Soucy in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Amanda Hunt in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Elissa Purvis in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Neil Woods in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Wayne Larson in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to William Hunka in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Ryan Mackenzie Hunka in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Michael William Hunka in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Ryan Smith in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 300,000 shares of common stock to Marguerite Simpson in consideration of a cash payment of $300.

On or about April 28, 2017, we issued 100,000 shares of common stock to Colin LeBlanc in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Cory Zuk in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Wanda Mauricio in consideration of a cash payment of $100.

On or about April 28, 2017, we issued 100,000 shares of common stock to Blane Zuk in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Violet Sheppard in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Karen Smith in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Barry Kurach in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Glen Maines in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Roderick McCrimmon in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Shirley Van Drunen in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Dave McCrimmon in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 200,000 shares of common stock to Zumcc Holdings Ltd. in consideration of a cash payment of $200.

On or about April 30, 2017, we issued 100,000 shares of common stock to Scott Vera in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Amy Wolski in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Amit Ahluwalia in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Heena Jolly in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Jason Lavallee in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Jennifer Lavallee in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Troy Lavallee in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Panagiotis Labiris in consideration of a cash payment of $100.

On or about April 30, 2017, we issued 100,000 shares of common stock to Joy Sarazen in consideration of a cash payment of $100.

ITEM 16. EXHIBITS

Exhibit	Description
3.1	Certification of Incorporation of Registrant ***
3.2	Bylaws of Registrant*
5.1	Opinion Regarding Legality **
10.1	Form of Subscription Agreement for Primary Offering*
10.2	Note with Mr. Ahluwalia **
14.1	Code of Ethics of Registrant*
23.1	Consent from Independent Registered Public Accounting Firm
23.2	Consent from Legal Counsel (included in Exhibit 5.1)

* Previously filed with Registration Statement on Form S-1.

** Previously filed with Amendment No. 1 to Registration Statement on Form S-1.

*** Previously filed with Amendment No. 2 to Registration Statement on Form S-1.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edmonton, Alberta, Canada, on September 19, 2017.

Emperor Paper Industries Ltd.

By:	/s/ Rajan Ahluwalia
Rajan Ahluwalia
President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Rajan Ahluwalia	President, Principal Executive	September 19, 2017
Rajan Ahluwalia	Officer, Principal Financial Officer and Chairman of the Board of Directors

/s/ Sean Bryant	Member of the Board of Directors	September 19, 2017
Sean Bryant